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                                                                      EXHIBIT 11

                                   COHR INC.

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                                                    YEAR ENDED MARCH 31,
                                                              ---------------------------------
                                                                  1997          1996      1995
                                                              -------------    ------    ------
                                                              (AS RESTATED,
                                                              SEE NOTE 15)
NET INCOME ATTRIBUTABLE TO COMMON STOCK.....................     $2,326        $2,142    $1,368
                                                                 ======        ======    ======
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding......      5,165         2,391     2,112
  Dilutive effect of stock options and warrants after
     application of treasury stock method...................        333            11
                                                                 ------        ------    ------
  Number of shares used to compute primary earnings per
     share..................................................      5,498         2,402     2,112
                                                                 ======        ======    ======
  Primary and fully diluted earnings per share..............     $ 0.42        $ 0.89    $ 0.65
                                                                 ======        ======    ======
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